Exhibit 10.18

[English Translation]

BUSINESS PREMISES LEASE AGREEMENT

SIGNED ON 27 JANUARY 2009 IN MIROSLAW BY AND BETWEEN:

1)     Przedsiebiorstwo Odziezowe “Mikon” Spólka Akcyjna w likwidacji [in liquidation] with its registered office in Miroslaw, at ul. Sienkiewicza 11, duly represented by Stanislaw Konrad – Liquidator, hereinafter referred to as the “Lessor”,

and

2)     “Fashion Service” Sp. z o.o. with its registered office in Miroslaw, at ul. Sienkiewicza 11, duly represented by:

Attorney - Nicole Tchouate-Grzesiak, domiciled in Zalasewo, ul. Cedrowa 2, 62-020 Zalasewo, ID number AFS 389342, issued by Swarzedz Commune Mayor (Burmistrz Gminy Swarzedz), under the Power of Attorney issued by the way of resolution of Extraordinary General Meeting of Shareholdes of “Fashion Service” Spólka z ograniczona odpowiedzialnoscia dated 28 January 2009 attached hereto, hereinafter referred to as the “Lessee”, hereafter jointly referred to as the “Parties”.

reading as follows:

§ 1

1.	The subject of this Agreement is the Lease of the premises described below in § 2 of the Agreement.

2.	The premises shall be used by the Lessee for business purposes reflecting the nature and the scope of the business activity carried out by the Lessee.

§ 2

The Lessor leases to the Lessee the premises with the total area of 40 square meters, hereafter called the premises. The premises constitute the component part of the real estate situated at ul. Sienkiewicza 11 in Miroslaw.

§ 3

This Agreement is concluded for the indefinite period of time.

§ 4

The Agreement enters into force on the day of handover of the premises to the Lessee.

§ 5

1.	The Lessee agrees to pay the Lessor the monthly rent in the amount of PLN 1,000.00 (say: one thousand zlotych) plus VAT.

2.	The rent shall be paid in arrears, 7 days from the delivery to the Lessee of the correctly issued VAT invoice.

3.	The rent shall be paid to the Lessor’s account number specified on the invoice. The payment date is the date when the amount is debited from the bank account of the Lessee.

4.	The obligation to pay rent shall arise on the date specified in §4 of the Agreement.

5.

The rent, in the amount specified in clause 1, is due for each full calendar month for the term of this Agreement, starting from the date when the payment obligation arises. Should the Lessee not be able to use the premises in accordance with the provisions of this Agreement, due to reasons attributable to the Lessee, amount of the rent due to the Lessor shall be reduced in proportion to the number of days in which Lessee could not properly use the premises or its part as well as in proportion to the area of the premises excluded from the use.

§ 6

The premises will be handed over to the Lessee on 28 January 2009 on the basis of a final handover-acceptance protocol sign by both Parties.

§ 7

The Lessor declares that he has the right to lease the premises, and in particular that the effectiveness of this Agreement does not depend on the consent of any third party or does not require any confirmation by the third party.

§ 8

1.	The Lessor is obliged to provide an access the premises.

2.	The Lessor shall conclude relevant agreements with the utility/media providers and shall make the following services available to the Lessee:

electricity
central heating
water and sewage system
CCTV cameras
other agreed between the parties

§ 9

1.	The Lessee has the right to use the premises for the purpose of conducting business activity.

2.

The Lessee has the right to install in the premises lighting system, gas system, telephone, fax, radio devices, alarm systems, aerials to provide radio and satellite communication and other devices needed for the business activity.

3.	Upon the prior written consent of the Lessor, the Lessee has the right to change the interior of the real property, make a modernisation and refurbishment.

4.	The Lessor has the right to use all the utilities connected to the premises.

5.	The Lessee is authorized to make the premises available to use free of charge by third parties, in whole or in part, or sublease the premises only upon the prior written consent of the Lessor.

§ 10

1.	The Lessee is obliged to repay to the Lessor the utility/media charges based on invoices re-issued by Lessor. The provisions of §5 clauses 2-4 shall apply respectively.

2.

The Lessee is obliged to keep the surroundings clean and to take care of the surroundings’ visual appearance. The Lessee is obliged to cooperate with the Lessor, in particular by complying with the Lessor’s indications regarding the use of the surrounding area.

§ 11

1.	Each Party has the right to terminate this Agreement without reason upon a three months’ notice (termination with a notice).

2.	The termination of this Agreement shall be made in writing and become effective upon its delivery to the other party.

§ 12

Within 3 days from the termination of this Agreement, the Lessee is obliged to submit to the Lessor the premises in a non-deteriorated condition unless the deterioration is resulting from the proper use.

§ 13

All notifications of Parties shall be made in writing and shall be deemed as delivered if delivered by hand, using registered or courier mail or by means of written confirmation of receipt at the addresses specified in the Appendix no attached hereto.

§ 14

Should any of the Parties change the delivery address, the notification should be made to the other party within 14 days from such change. The notification shall be deemed as effective the day after its delivery to the other Party. The correspondence delivered to the prior address without prior notification shall be deemed as delivered.

§ 15

1.	Any disputes arising under or out of this Agreement shall be settled at the Court having its jurisdiction over the premises’ registered office.

2.	In all matters not regulated by this Agreement, the provisions of the Polish Civil Code shall apply.

3.	Any changes or amendment to the provisions of this Agreement shall be made in writing otherwise being null and void.

4.	This Agreement has been drawn up in two counterparts, one copy for each Party.

the Lessor:

the Lessee: